EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Frederick’s of Hollywood’s Revolving Credit Facility FILO Advance Credit Line

Increased by $5.0 Million to $14.0 Million

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Hollywood, CA (May 29, 2013)—Frederick’s of Hollywood Group Inc. (OTCQB: FOHL) (the “Company”) announced today that Salus Capital Partners, LLC, the Company’s lender, has increased the FILO Advance credit line portion of the Company’s credit facility by $5.0 million to $14.0 million.

“By increasing the FILO Advance credit line to $14 million, we have greater financial flexibility to work with vendors and invigorate our merchandising strategy, which will play an important role in stabilizing our business. We are focused on reconnecting with our customers by returning to our roots and expanding our offering of core intimate apparel products in order to improve sales,” stated Thomas Lynch, the Company’s Chairman and Chief Executive Officer. “Salus Capital has been a strong financial supporter of our business by providing us with a credit facility to support our turnaround strategy over the past year. We are excited to receive their continued vote of confidence with improved terms of our credit facility that provide greater financial flexibility.”

Further details concerning the Company’s revolving credit facility with Salus Capital Partners will be contained in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. These statements are based on management’s current expectations or beliefs. Actual results may vary materially from those expressed or implied by the statements herein. Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; working capital needs; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; risks of doing business abroad; the ability to protect our intellectual property; and the other risks that are described from time to time in the Company’s SEC reports. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.

Frederick’s of Hollywood Group Inc., through its subsidiaries, sells women’s apparel and related products under its proprietary Frederick’s of Hollywood® brand through 112 specialty retail stores, a catalog and an online shop at http://www.fredericks.com/. With its exclusive product offerings including Seduction by Frederick’s of Hollywood and the Hollywood Exxtreme Cleavage® bra, Frederick’s of Hollywood is the Original Sex Symbol®.

Our press releases and financial reports can be accessed on our corporate website at http://www.fohgroup.com.

This release is available on the KCSA Strategic Communications Web site at http://www.kcsa.com.

CONTACT:	Investor Contacts:
Frederick’s of Hollywood Group Inc.	Todd Fromer / Garth Russell
Thomas Rende, CFO	KCSA Strategic Communications
(212) 779-8300	212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com

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